Exhibit 10.2
UL SOLUTIONS INC. 2024 LONG-TERM INCENTIVE PLAN
CEO SPECIAL PERFORMANCE AWARD AGREEMENT

Electronic Grant Statement
Participant	Jennifer F. Scanlon
Grant Date	June 1, 2026
Grant Type	PSU
Shares Granted	200,120
Initial Grant Value	$99.94
Initial Stock Price	$90.54

THIS CEO SPECIAL PERFORMANCE AWARD AGREEMENT (the “Agreement”) is made and entered into and effective as of the grant date set forth in the electronic grant statement above (the “Grant Date”) by and between UL Solutions Inc., a Delaware corporation (the “Company”), and the individual referenced in the electronic grant statement above (“Participant”).
WHEREAS, the Company desires to grant to the Participant an Award of Performance Share Units under the UL Solutions Inc. 2024 Long-Term Incentive Plan (the “Plan”) as set forth in this Agreement.
NOW THEREFORE, the Company and the Participant agree as follows:
1.Plan Governs; Capitalized Terms. This Agreement is made pursuant to the Plan, and the terms of the Plan are incorporated into this Agreement. Capitalized terms used in this Agreement that are not defined in this Agreement shall have the meanings as used or defined in the Plan. References in this Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision and shall refer to any successor or modified Plan provision as the context requires. To the extent any terms and conditions herein conflict with the terms and conditions of the Plan, the terms and conditions of the Plan shall control except to the extent the Plan provides that the Agreement may vary the terms of the Plan. The Participant acknowledges that she has reviewed the terms of the Plan, and agrees to be bound by them. Without limiting the generality of the foregoing, the Participant acknowledges that pursuant to Section 3.1 of the Plan the Administrator has the exclusive authority and discretion to interpret the Plan and this Agreement and to resolve all issues arising thereunder, and the Participant agrees to be bound by any determination made by the Administrator with respect to this Agreement and the Performance Share Units.
2.Award of Performance Share Units. The Company hereby grants to the Participant on the Grant Date an Award of the amount of Performance Share Units, referenced in the electronic grant statement above (the “Shares Granted”), such number reflecting the Target level set forth in Appendix I, with a Grant Date Fair Market Value equal to the Initial Grant Value set forth in the electronic grant statement above. Each Performance Share Unit constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant one Share, multiplied by the Performance Multiplier (as defined in Appendix I), or the Fair Market Value thereof, upon vesting in accordance with Section 3 and settlement in accordance with Section 4. The Company shall hold the Performance Share Units in book-entry form. The Participant shall have no direct or secured claim in any specific assets of the Company or the Shares that may become issuable to the Participant under Section 4, and shall have the status of a general unsecured creditor of the Company. For the avoidance of doubt, references in this Agreement to “Performance Share Units” shall apply only to those Performance Share Units granted pursuant to this Agreement.
3.Vesting.
(a)Generally. The Performance Share Units will be eligible to vest based on satisfaction of both a Service-Vesting Condition and a Performance-Vesting Condition (each as defined below) and will become “Fully Vested” on the first date on which both such conditions are satisfied.
(i) Service-Vesting Condition. 30% of the Performance Share Units shall satisfy the Service-Vesting Condition (“Service Vested”) on each of the third and fourth anniversaries of the Grant Date, and the remaining 40% of the Performance Share Units shall become Service Vested on the fifth anniversary of the Grant Date (each, a “Service Vesting Date”), provided in each case that the Participant has been continuously employed by the Company as the Chief Executive Officer (“CEO”) thereof (or in another employee role with the Company Group, as approved by the Board or a committee thereof in its sole discretion) (“Continuously Employed”) from the Grant Date through the applicable Service Vesting Date (the “Service-Vesting Condition”). If the Participant ceases to be Continuously Employed prior to the fifth anniversary of the Grant Date, except as otherwise expressly provided below in the case of the Participant’s death or Disability (or qualifying termination following a Change in Control), all Performance Share Units that have not yet Service Vested as of the date of such termination shall be immediately and automatically forfeited on the date of termination without any further action by the Company, and without any payment of compensation to the Participant (“Forfeited”), and (except in the case of a Termination of Service for Cause) all Performance Share Units that have previously Service Vested but not yet Fully Vested shall remain outstanding and eligible to Fully Vest upon satisfaction of the Performance-Vesting Condition (and shall be Forfeited to the extent not Fully Vested should the Performance-Vesting Condition become unattainable). Any Fully Vested Performance Share Units will be settled in accordance with Section 4. For the avoidance of doubt, this Section 3 is intended to and shall supplement and apply in lieu of any alternative provisions in Section 8.2 of the Plan.
(ii)Performance-Vesting Condition. The “Performance-Vesting Condition” shall be attained and satisfied in accordance with Appendix I hereto.

(b)Death; Disability. If the Participant dies or becomes Disabled before the fifth anniversary of the Grant Date, a pro rata portion of the Target (as defined in Appendix I) Performance Share Units shall become Fully Vested as of her date of death or the date on which she is determined to be Disabled (for clarity, less any Performance Share Units that were already Fully Vested by their terms prior to such date, but not reduced below zero). Pro-rating shall be determined based on the number of completed months of the Participant being Continuously Employed during the period from the Grant Date through and including the date of such Termination of Service, relative to the 60-month period from the Grant Date through the fifth anniversary thereof, and such Performance Share Units shall be settled in accordance with Section 4. For clarity, all Performance Share Units granted pursuant to this Award that are not Fully Vested as of the date of the Participant’s date of death or the date on which she is determined to be Disabled (after taking into account the vesting contemplated by this Section 3(b)) shall be immediately and automatically Forfeited.
(c)Retirement. For the avoidance of doubt, except as set forth in Section 3(e) below, in the event that the Participant resigns from employment before the fifth anniversary of the Grant Date, any Performance Share Units that have not Service Vested prior to such resignation shall not continue to Service Vest thereafter, but shall instead immediately be Forfeited, regardless of whether the Participant otherwise satisfies the conditions for Retirement eligibility under the Plan.
(d)Termination for Cause. In the event that the Participant incurs a Termination of Service due to Cause or it is determined after a Termination of Service that circumstances existed at the time of such Termination of Service that would have permitted the Participant to be terminated for Cause, then (i) all Performance Share Units, including any Performance Share Units that have Fully Vested but not yet settled, shall be immediately Forfeited upon such Termination of Service or subsequent determination (as applicable), and (ii) the Company shall have the right to require the Participant to repay amounts previously received by her or the equivalent number of Shares issued in settlement of vested Performance Share Units hereunder.
(e)Change in Control.
(i)No Assumption of Performance Share Units. In the event of a Change in Control, if the Performance Share Units are not the subject of an Assumption as provided in Section 9.3 of the Plan, then provided that the Participant has been Continuously Employed through the date of such Change in Control, the Performance Share Units shall Fully Vest on the date of the Change in Control (to the extent not previously Fully Vested), assuming achievement at Target (as defined in Appendix I), and shall be settled in accordance with Section 4; provided, however, that upon the consummation of any such Change in Control described in this Section 3(e)(i), (A) the Shares attributable to such vested Performance Share Units, or a cash amount equivalent to the Fair Market Value thereof as of the date of such Change in Control, at the election of the Company or its successor in its sole discretion as to which, shall be placed in an irrevocable grantor trust (a “Rabbi Trust”), of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, for the benefit of the Participant and subject only to the claims of general creditors of the

Company in the event that the Company is unable to pay its debts as they become due or is subject to a pending proceeding as a debtor under the United States Bankruptcy Code; and (B) any cash amounts placed in the Rabbi Trust shall be credited with any earnings on such amounts through the settlement date of the principal cash amount concurrently with the settlement thereof, with the timing of settlement determined in accordance with Section 4(b).
(ii)Assumption of Performance Share Units. In the event of a Change in Control, if the Performance Share Units are the subject of an Assumption as provided in Section 9.3 of the Plan, then provided that the Participant has not incurred a Termination of Service prior to the Change in Control, the Performance Share Units shall be converted into a number of Restricted Stock Units (as defined in the Plan) equal to the number of Performance Share Units granted pursuant to Section 2 (i.e., assuming achievement at Target (as defined in Appendix I)). Such Restricted Stock Units shall Fully Vest on the Service Vesting Dates (or, to the extent Service Vested as of the Change in Control, upon the Change in Control) based solely on satisfaction of the Service-Vesting Condition, and otherwise in accordance with the remaining provisions of this Section 3. Notwithstanding the foregoing, subject to the Participant’s timely execution and non-revocation of a general release and waiver in a form prescribed by the Administrator if so requested by the Company, the Restricted Stock Units shall Fully Vest upon Termination of Service (to the extent not previously Fully Vested) if the Participant incurs a Termination of Service without Cause, or for Good Reason, within 24 months after the Change in Control. Any such vested Restricted Stock Units shall be settled in accordance with Section 4. For purposes of this Section 3(e)(ii), “Good Reason” (I) shall have the meaning set forth in the Participant’s employment agreement, offer letter or similar agreement or, a change in control or severance plan applicable to the Participant, or (II) if the Participant is not then a party to an employment agreement, offer letter or similar agreement or covered by a change in control or severance plan that defines Good Reason or a comparable term, shall mean (A) a material reduction in the Participant’s base compensation and target annual incentive opportunity from their levels in effect immediately prior to the Change in Control (without regard to any change in the value of this Award), or (B) a requirement that the Participant relocate her place of work to a location that is (x) more than 50 miles from the Participant’s then-present place of work and (y) no closer to the Participant’s then-present place of residence than the Participant’s then-present place of work; provided that the Participant notifies the Company in writing of the circumstances constituting Good Reason within 30 days after such circumstances occur, the Company fails to cure the circumstances within 30 days after receipt of such notice, and the Participant resigns within 30 days after the end of such cure period.
(iii)Cessation of Continuous Employment Prior to a Change in Control. For the avoidance of doubt, if the Participant ceases to be Continuously Employed before the occurrence of a Change in Control, then, in all cases, (A) any Performance Share Units that became Service Vested pursuant to Section 3(a) before the date of such Change in Control but which have not otherwise Fully Vested as of the date of such Change in Control shall become Fully Vested upon such Change in Control, assuming achievement at Target (as defined in Appendix I), and shall be settled in accordance with Section 4; and (B) any Performance Share units that were not Service Vested as of such date shall be Forfeited.
4.Settlement.
(a)Payment in Shares or Cash. The Company (or its successor) in its discretion shall settle the Fully Vested Performance Share Units (including any Dividend Equivalents credited pursuant to Section 8(c)) or Restricted Stock Units (as applicable) either by: (i) causing its transfer agent for Shares to register Shares in book-entry form in the name of the Participant (or, in the discretion of the Administrator, issuing to the Participant a stock certificate) representing a number of Shares equal to the number of Performance Share Units becoming Service Vested in accordance with Section 3 multiplied by the Performance Multiplier (or, in the case of a conversion of Performance Share Units to Restricted Stock Units pursuant to Section 3(e)(ii), the number of such Restricted Stock Units), (ii) paying to the Participant an amount equal to the Fair Market Value of the number of Shares described in clause (i), or (iii) by a combination of the methodologies described in clauses (i) and (ii).
(b)Payment Timing. Subject to Section 11.5(c) of the Plan, such payment or transfer of Shares shall occur not later than 60 days after the following, as applicable: (i)  the fifth anniversary of the Grant Date and the Administrator’s determination of the Performance Multiplier in the case of vesting under Section 3(a); (ii) the Participant’s death; (iii) the date on which the Participant is determined to be Disabled pursuant to Section 3(b); (iv) in the case of a Change in Control as described in Section 3(e), except as set forth in clause (v) of this sentence, the fifth anniversary of the Grant Date; or (v) the date of the Participant’s qualifying Termination of Service within 24 months after a Change in Control as described in Section 3(e)(ii).
(c)Tax Liability and Withholding.
(i)Unless otherwise determined by the Administrator (and, to the extent that the Participant is subject to Section 16 of the Exchange Act, in accordance with an available exemption under Section 16(b) thereof), at the time that Shares are issued to the Participant, or any earlier such time in which Tax-Related Items (as defined below) may become due and payable, the Company may satisfy the minimum withholding obligation with respect to such Tax-Related Items (including the FICA and Medicare tax obligation) required by law with respect to the distribution of Shares (or other taxable event) by withholding from Shares issuable to the Participant hereunder such number of Shares having an aggregate Fair Market Value equal to the amount of such required withholding. For clarity, the Company shall be entitled to deduct and withhold from any amounts otherwise payable to the Participant (or require remittance by the Participant of) any required tax withholding amounts associated with the Performance Share Units (or Restricted Stock Units), and the foregoing Share withholding terms shall not in any way limit the Company’s right to otherwise withhold (or require remittance of) Tax-Related Items for which it is required to withhold.
(ii)Notwithstanding the foregoing, the Participant acknowledges that, regardless of any action taken by the Company Group, the ultimate liability for all income tax (including U.S. federal, state, and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items

(collectively, “Tax-Related Items”) related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company Group.
5.No Transfer or Assignment of Performance Share Units; Restrictions on Sale. Except as otherwise provided in this Agreement, the Performance Share Units and the rights and privileges conferred thereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process until the Shares represented by the Performance Share Units are delivered to the Participant or her designated representative. The Participant shall not sell any Shares, after issuance pursuant to Section 4, at any time when Applicable Law or Company policies prohibit a sale.
6.Securities Laws. No Shares shall be issued if the issuance would violate:
(a)Any applicable state securities law;
(b)Any applicable registration or other requirements under the Securities Act or the Exchange Act, or the listing requirements of any exchange on which the Shares are listed; or
(c)Any applicable legal requirements of any governmental authority.
7.Restrictive Covenants; Forfeiture. In consideration of this Award, the Participant agrees to all Restrictive Covenants to which she is a party or by which she is bound. The provisions of Section 3 to the contrary notwithstanding, in addition to any other remedy set forth in any agreement containing Restrictive Covenants, the Participant’s Performance Share Units (or Restricted Stock Units, if applicable), whether or not then vested, shall be immediately Forfeited and cancelled in the event of the Participant’s breach of any Restrictive Covenant.
8.Miscellaneous Provisions.
(a)Clawback. The Performance Share Units, any Shares or cash paid to the Participant, and the proceeds of the sale of any such Shares, shall be subject to the forfeiture and clawback provisions of the Plan as in effect from time to time, and any compensation deduction, cancellation, clawback or recoupment policies that are approved by the Board or by the Administrator (whether approved prior to, on or after the Grant Date) as such policies may be applicable to a covered employee from time to time, or as may be required to be made pursuant to any applicable currently effective or subsequently adopted law, government regulation or stock exchange listing requirement or any policy adopted by the Company Group or affiliate of the Company pursuant to any such law, government regulation or stock exchange listing requirement which provides for such deduction, cancellation, clawback or recovery. Without limiting the generality of the foregoing, such policies may require the cancellation of this Award to the Participant, or may require the Participant to repay amounts previously received by her pursuant to this Award, in the event that either the Participant breaches any Restrictive Covenant or obligation, or if it is determined after a Termination of Service that the Participant could have been terminated for Cause, and may also provide for any amounts payable under this Award to be offset by any amounts previously paid to the Participant under any incentive plan that are required to be repaid pursuant to any such deduction, cancellation, clawback or recoupment policies. To the maximum extent permitted by applicable law, the Participant consents to any such offset, deduction, cancellation, clawback or recoupment.
(b)Rights as a Stockholder. Neither the Participant nor the Participant’s representative shall have any rights as a stockholder with respect to any Shares underlying the Performance Share Units until the date that the Company delivers such Shares to the Participant or the Participant’s representative.
(c)Dividend Equivalents. As of each dividend date with respect to Shares during the period from the Grant Date through the settlement date of this Award (determined pursuant to Section 4), an unvested Dividend Equivalent shall be awarded to the Participant in the dollar amount equal to the amount of the cash dividend that would have been paid on the number of Shares equal to the number of Performance Share Units held by the Participant as of the close of business on the record date for such dividend. Such Dividend Equivalent amount shall be converted into a number of Performance Share Units equal to the number of Shares that could have been purchased at the Fair Market Value on the dividend payment date with such dollar amount, rounded down to the nearest whole number of Shares, assuming achievement at Target (as defined in Appendix I). (For the avoidance of doubt, fractional Performance Share Units shall not be credited pursuant to the foregoing sentence.) In the case of any dividend declared on Shares which is payable in Shares, the Participant shall be awarded an unvested Dividend Equivalent of an additional number of Performance Share Units equal to (i) the product of (A) the number of her Performance Share Units then held on the related dividend record date multiplied by (B) the number of Shares (including any fraction thereof) distributable as a dividend on a Share, and (ii) rounded down to the nearest whole number if the amount produced by clause (i) of this sentence includes fractional Shares. All such Dividend Equivalents credited to the Participant shall (i) be added to and in all respects thereafter be treated as additional Performance Share Units under this Agreement (subject to Section 11.17 of the Plan), (ii) only be paid to the extent the Performance Share Units to which the Dividend Equivalents relate vest, and (iii) subject to Section 3(b) or 3(e) (if applicable), be adjusted based on the greater of the actual achievement for the Stock Price Metric or the actual achievement of the Relative TSR Metric set forth in Appendix I.
(d)No Retention Rights or Rights to Future Awards. Nothing in this Agreement shall confer upon the Participant any right to continue in the employment or service of the Company for any period of time or interfere with or otherwise restrict in any way the rights of the Company or of the Participant, which rights are hereby expressly reserved by each, to terminate her employment or service at any time and for any reason, with or without Cause. The grant of this Award to the Participant does not create any contractual or other right to receive a future Award or benefits in lieu of a future Award. The terms of this Award may not be identical to any other Awards granted to the Participant, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.
(e)Effect on Benefit Plans. Neither the value of the Performance Share Units, nor any Shares or other payments received by the Participant in settlement of the Performance Share Units, shall be considered qualifying compensation or earnings for purposes of any employee benefit plan in which the Participant participates, unless otherwise explicitly provided by such plan.

(f)Notices. Any notice required or permitted by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or upon deposit with a reputable overnight courier. Notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address that she most recently provided to the Company. To the extent provided by the Administrator, notice may also be given by e-mail or other electronic means.
(g)Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof. This Agreement supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof; provided, if the Participant is bound by any restrictive covenant contained in a previously-executed agreement with the Company, such restrictions shall be read together with the Participant Covenants to provide the Company with the greatest amount of protection, and to impose on the Participant the greatest amount of restriction, allowed by law. No alteration or modification of this Agreement shall be valid except by a subsequent written instrument executed by the parties hereto; provided that for the Company, the written instrument must be approved by the Administrator. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver shall be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.
(h)Choice of Law; Venue; Jury Trial Waiver. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware. The Company and the Participant stipulate and consent to personal jurisdiction and proper venue in the state or federal courts of Cook County, Illinois and waive each such party’s right to objection to an Illinois court’s jurisdiction and venue. The Participant and the Company hereby waive their right to jury trial on any legal dispute arising from or relating to this Agreement, and consent to the submission of all issues of fact and law arising from this Agreement to the judge of a court of competent jurisdiction as otherwise provided for above.
(i)Successors.
(i)Limitation on Assignment. This Agreement is personal to the Participant and, except as otherwise provided in Section 5 above, shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution, without the written consent of the Administrator. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives.
(ii)Company and Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.
(j)Severability. If any provision of this Agreement for any reason shall be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion thereof eliminated.
(k)Section 409A. Anything in this Agreement to the contrary notwithstanding:
(i)General. This Agreement shall be interpreted so as to comply with or satisfy an exemption from Section 409A. The Administrator may in good faith make the minimum modifications to this Agreement as it may deem appropriate to comply with Section 409A while to the maximum extent reasonably possible maintaining the original intent and economic benefit to the Participant and the Company of the applicable provision; provided that in no event shall the Company be responsible for any taxes under Section 409A that arise in connection with any amounts payable under the Plan or this Agreement.
(ii)Specified Employees. To the extent required by Section 409A(a)(2)(B)(i), settlement of Performance Share Units to the Participant who is a “specified employee” that is due upon the Participant’s “separation from service” as defined by Section 409A shall be delayed and paid in a lump sum within ten business days (and the Company shall have sole discretion to determine the taxable year in which it is paid) after the earlier of the date that is six months after the date of such “separation from service” as defined by Section 409A or the date of the Participant’s death after such “separation from service” as defined by Section 409A. For such purposes, whether the Participant is a “specified employee” shall be determined in accordance with the default provisions of Treasury Regulation Section 1.409A-1(i), with the “identification date” to be December 31 and the “effective date” to be the April 1 following the identification date (as such terms are used under such regulation).
(l)Non-U.S. Employees. If the Participant is a foreign national, located outside the United States, not compensated from a payroll maintained in the United States, or otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, the Administrator may apply or interpret the terms and conditions of this Award in a manner that, in the Administrator’s judgment, may be necessary or desirable to comply with such legal or regulatory provisions.
(m)Headings; Interpretation. The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

UL SOLUTIONS INC. 2024 LONG-TERM INCENTIVE PLAN
APPENDIX I
SUPPLEMENT TO
CEO SPECIAL PERFORMANCE AWARD AGREEMENT

Performance-Vesting Condition
The Performance-Vesting Condition referenced in Section 3 shall be attained and satisfied if the Performance Multiplier determined pursuant to this Appendix I is greater than 0%.

Target:	“Target” will be a number of Shares displayed in the electronic grant statement. Payout at Target will occur in the event of a Stock Price Performance Multiplier of 100%.
Grant Date:	June 1, 2026
Performance Periods:	Stock Price Metric Performance Period: December 1, 2028 through June 1, 2031 Relative TSR Metric Performance Period: Grant Date through June 1, 2031
Performance Metrics:
Stock Price Metric:
•The Stock Price Metric will be satisfied if Stock Price Appreciation of at least 50% is attained during the Stock Price Metric Performance Period, with a resulting “Stock Price Performance Multiplier” ranging from 50% to 100%, with linear interpolation for Stock Price Appreciation greater than 50% and less than 100%.
•If the Company’s Stock Price Appreciation is less than 50%, then the Stock Price Performance Multiplier will be 0% and no payout will be made pursuant to the Stock Price Metric.
•If the Company’s Stock Price Appreciation exceeds 100%, then the Stock Price Performance Multiplier will be 100%.
Relative TSR Metric:
•Alternatively, the Award will be eligible for payout pursuant to the Relative TSR Metric if the Company’s Cumulative TSR is at or above the 55th percentile of the Cumulative TSR of the S&P 500 Index Companies, with a resulting “Relative TSR Performance Multiplier” of 60%.
•If the Company’s Cumulative TSR is below the 55th percentile of the Cumulative TSR of the S&P 500 Index Companies, then the Relative TSR Performance Multiplier will be 0% and no payout will be made pursuant to the Relative TSR Multiplier.

Calculation of Performance Multiplier:
Final payout will be a number of Shares equal to the Shares Granted (as referenced in this Agreement) multiplied by the Performance Multiplier. The “Performance Multiplier” will be the greater of the Stock Price Performance Multiplier or the Relative TSR Performance Multiplier.

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For purposes of this Agreement, the following definitions apply:
•“Cumulative TSR” is the cumulative change in a company’s stock price, plus aggregate dividends, during the Relative TSR Metric Performance Period. For purposes of calculating the Cumulative TSR of the Company and the S&P 500 Index Companies:
oA company’s stock price at the beginning of the Relative TSR Metric Performance Period shall be the average closing sales price of such company’s common stock on the applicable exchange during the sixty (60)-trading day period preceding the Grant Date;
oA company’s stock price at the end of the Relative TSR Metric Performance Period shall be the average closing sales price of such company’s common stock on the applicable exchange during the last sixty (60) trading days of the Relative TSR Metric Performance Period; and
oAll dividends shall be assumed to be reinvested on the applicable ex-dividend date.
•“S&P 500 Index Companies” are the companies comprising the S&P 500 Index as of the Grant Date (which, for the avoidance of doubt, shall (i) include only the primary share class listing of any company and (ii) not include the Company), with subsequent adjustments to omit any companies that are acquired during the Relative TSR Metric Performance Period. For purposes of determining the Cumulative TSR of the S&P 500 Index Companies, any companies that file for reorganization under Chapter 11 of the U.S. Bankruptcy Code or liquidation under Chapter 7 of the U.S. Bankruptcy Code during the Relative TSR Metric Performance Period shall be deemed as having the lowest Cumulative TSR of the S&P 500 Index Companies.
•“Stock Price Appreciation” is the percentage increase in the price of the Company’s Class A Common Stock, if any, from the Initial Stock Price to the High-Water Mark Stock Price.
o“Aggregate Dividends” are the aggregate dividends recorded with respect to the Company’s Class A Common Stock (if any) determined (i) with respect to the Initial Stock Price, with an ex-dividend date during the sixty (60) trading days immediately preceding the Grant Date, and (ii) with respect to the High Water Mark Stock Price, with an ex-dividend date during the period beginning on the sixtieth (60th) day preceding the Grant Date and ending on the applicable date during the Stock Price Metric Performance Period for which a High-Water Mark Stock Price is being calculated. Dividends shall be deemed reinvested on the applicable ex-dividend date.
oThe “Initial Stock Price” is the average closing sales price of the Company’s Class A Common Stock on the New York Stock Exchange (“NYSE”) during the sixty (60) trading days immediately preceding the Grant Date, as set forth in the
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electronic grant statement above, adjusted to include Aggregate Dividends (if any).
oThe “High-Water Mark Stock Price” is the highest sixty (60)-trading day average closing sales price of the Company’s Class A Common Stock on the NYSE during the Stock Price Metric Performance Period, adjusted to include Aggregate Dividends (if any).
Notwithstanding the foregoing, in accordance with the Plan, the Administrator reserves the right to amend or adjust the results of one or more Performance Metrics.

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